EXHIBIT 10.1

AGREEMENT

AGREEMENT, dated February 8, 2007, between ZYGO CORPORATION, a Delaware corporation with an office at Laurel Brook Road, Middlefield, Connecticut 06455 (the “Company”), and CARL A. ZANONI, residing at 99 Long Hill Road, Middlefield, Connecticut 06455 (“Zanoni”).

W I T N E S S E T H :

WHEREAS, Zanoni is a founder of the Company and has been critically involved in the development of many of the Company’s products and product strategies since its formation, including serving currently as the Senior Vice President, Technology of the Company; and

WHEREAS, the Company desires to prohibit the ability of Zanoni to compete with the Company, after he ceases to be employed by the Company, and Zanoni agrees to so restrict his activities, all upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.       AGREEMENT NOT TO COMPETE.

                    (a)      Zanoni agrees that commencing upon the first calendar date that Zanoni ceases to be employed by the Company (the “Commencement Date”) through and including the fourth anniversary of such date (such four year period being referred to herein as the “Non-Competition Period”), Zanoni shall, not directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with, any business engaged in the research, development, testing, design, manufacture, sale, lease, marketing, utilization or exploitation of any products or services which are designed for the same purpose as, are similar to, or are otherwise competitive with, products or services of the Company or any of its subsidiaries in any geographic area where, at the time of the termination of his employment hereunder, the business of the Company or any of its subsidiaries was being conducted or was proposed to be conducted in any manner whatsoever; provided, however, that Zanoni may own securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation; provided, further, that in the event Zanoni’s employment is terminated by the Company for “justifiable cause” (as defined in subsection (b) below), then the Company, at its sole option and discretion, shall have the right to cancel this Agreement (including the payments contemplated in Section 2 hereof) without further obligation on the part of either party, except as otherwise provided by law. Notwithstanding the foregoing (but subject to the second proviso above), Zanoni agrees that his employment with the Company shall cease at the close of business on February 28, 2009, if not earlier terminated by Zanoni or the Company.

               (b)      As used herein, the term “justifiable cause” shall mean and be limited to: Zanoni’s willful and material breach (after reasonable notice and a 10 day opportunity to cure, if possible) prior to the Commencement Date of the performance of his employment duties taken as a whole; willful or purposeful misconduct on the part of Zanoni that is materially damaging or detrimental to the Company; Zanoni’s conviction (which, through lapse of time or otherwise, is not subject to appeal) of any crime or offense (i) involving money or other property of the Company or its subsidiaries or (ii) which constitutes a felony in the jurisdiction involved; Zanoni’s performance of any act or his failure to act, for which if he were prosecuted and convicted, a crime or offense involving money or property of the Company or its subsidiaries, or which constitutes a felony in the jurisdiction involved, would have occurred; Zanoni’s willful disclosure (after 10 days notice) to any person, firm or corporation other than the Company, its subsidiaries and its and their directors, officers and employees, of any confidential information or trade secret of the Company or any of its subsidiaries; or Zanoni’s willful attempt to secure any personal profit in connection with the business of the Company or any of its subsidiaries. For purpose of this subparagraph, the term “confidential information” means information, technical data, or know-how of a proprietary nature or which is otherwise confidential or non-public, including but not limited to, that which relates to patents, patent applications, computer object or source code, algorithms, research, product plans, business plans, financial data, products, services, customers, markets, manufacturing processes, developments, inventions, processes, designs, drawings, engineering, hardware configuration information, marketing or finances; provided such term does not include information which (i) is or becomes generally available to the public other than as a result of a breach of this agreement by Zanoni, (ii) becomes available to Zanoni on a non-confidential basis from a source other than the Company, which source is not prohibited from transmitting the information to Zanoni by any legal, contractual or fiduciary obligations, or (iii) is required to be disclosed by Zanoni as a result of legal process, the failure for which to disclose would result in Zanoni being held liable for contempt or suffering other censure or penalty.

               (c)      If any portion of the restriction set forth in this Section 1 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

               (d)      Zanoni acknowledges that the Company conducts business on a worldwide basis, that its sales and marketing prospects are for continued expansion into world markets and that, therefore, the territorial and time limitations set forth in this Section 1 are reasonable and properly required for the adequate protection of the business of the Company and its subsidiaries. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Zanoni agrees to the reduction of the territorial or time limitation to the area or period which such court deems reasonable.

        2.    COMPENSATION.

               (a)      In consideration of Zanoni’s agreement not to compete with the Company as provided herein, the Company agrees to pay, or cause to be paid, to Zanoni, and Zanoni agrees to accept, the following amounts (the “Non-Competition Payments”):

          (i)      On the Commencement Date, an amount equal to the base annual salary then being paid to Zanoni by the Company (the “Base Amount”), payable in one lump sum. However, said Base Amount will not be less than $274,300;

          (ii)      During the first year of the Non-Competition Period, an amount equal to the sum of 85% of the Base Amount;

          (iii)      During the second year of the Non-Competition Period, an amount equal to the sum of 65% of the Base Amount;

          (iv)      During the third year of the Non-Competition Period, an amount equal to the sum of 45% of the Base Amount; and

          (v)      During the fourth year of the Non-Competition Period, an amount equal to the sum of 25% of the Base Amount.

The Non-Competition Payments payable during each year of the Non-Competition Period (i.e., each of the payments referred to in items (ii)-(v) above) shall be paid in equal quarterly installments, commencing on the first business day of each such year and subsequent quarters.

                (b)      Notwithstanding the foregoing, in the event this Agreement terminates at any time during the Non-Competition Period as a result of the death of Zanoni, the estate (or beneficiaries) of Zanoni shall receive from the Company a lump sum cash payment equal to the lesser of the Base Amount or the aggregate remaining Non-Competition Payments otherwise required to be made hereunder. For clarification, this lump sum payment shall be in addition to all Non-Competition Payments (i) paid by the Company to Zanoni prior to his death or (ii) which have accrued and are owing to Zanoni (based on the schedule set forth in subparagraph 2(a) above) through the date of his death, but which have not yet been paid.

       3.      CONSULTANCY.

                 Zanoni and the Company understand that the Company may, but is under no obligation to, retain Zanoni as an independent consultant subsequent to the Commencement Date, upon such terms and conditions as shall be mutually agreed to between Zanoni and the Company. The termination of Zanoni’s consulting services, if applicable, shall not terminate the obligations of Zanoni or the Company under this Agreement. The foregoing in no way shall imply a continuing obligation on the part of the Company to employ Zanoni for any period of time subsequent to the execution of this Agreement.

     4.         BOARD POSITION

                 It is understood and agreed that without the prior written consent of the Company and its Board, Zanoni shall not seek re-election as a director of the Company at any time commencing with and after the Annual Stockholders Meeting expected to be held in November 2008.

     5.         REPRESENTATIONS AND AGREEMENTS OF ZANONI.

                 Zanoni represents and warrants that he is free to enter into this Agreement and that there are no contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing him from satisfying his obligations hereunder.

     6.         NO AUTHORITY.

                 The parties hereto intend, and it is agreed, that subsequent to the Commencement Date (whether or not during the Non-Competition Period), Zanoni shall not act as, or be deemed to be, or otherwise represent himself to others to be, an employee of the Company. During such time, Zanoni shall have no authority to sign contracts for or otherwise bind, obligate or commit the Company without the express written authorization from the Company. Zanoni understands and agrees that subsequent to the Commencement Date (whether or not during the Non-Competition Period), he will not be eligible to participate in any plan or program maintained for employees of the Company, except as specifically otherwise set forth in an agreement with the Company or provided by applicable state and federal laws.

     7.         NON-SOLICITATION.

                 Zanoni agrees that until such time as this Agreement is terminated or expires pursuant to its terms and for a period of one (1) year thereafter, Zanoni shall not, directly or indirectly, request or cause contracting parties, suppliers or customers with whom the Company or any of its subsidiaries has a business relationship to cancel or terminate any such business relationship with the Company or any of its subsidiaries or solicit, interfere with or entice from the Company any employee or person who ceased to be employed by the Company for not more than twelve months prior thereto (provided, however, Zanoni may solicit former employees with the express written approval of the Company). If any portion of the restrictions set forth in this Section 7 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

     8.         AMENDMENT OR ALTERATION.

                 No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

     9.         GOVERNING LAW.

                 This Agreement shall be governed by the laws of the State of Connecticut applicable to agreements made and to be performed therein and both parties agree to submit to the jurisdiction of the laws of Connecticut.

     10.       SEVERABILITY.

                 The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

     11.       NOTICES.

                 Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand or overnight courier, or sent by certified mail, return receipt requested, to the addresses set forth above or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or mailing.

     12.       WAIVER OR BREACH.

                 It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

     13.        ENTIRE AGREEMENT AND BINDING EFFECT.

                 This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns. Any proposed purchaser or transferee of all or substantially all the stock or assets of the Company shall be required, as a condition to any such purchase or transfer, to agree to be substituted for the Company hereunder and to be bound by the terms and conditions of the Company hereunder, as if originally a party hereto.

     14.       SURVIVAL.

                 The termination of the Non-Competition Payments shall not affect the enforceability of Sections 4, 6, 7 and 16 hereof.

     15.       FURTHER ASSURANCES.

                 The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

     16.       ARBITRATION.

                 Any controversy or claim between the parties hereto regarding, arising out of or related to this Agreement shall be settled by arbitration in the state of Connecticut in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered in the arbitration may be entered in any court having jurisdiction thereof.

     17.        HEADINGS.

                  The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

* * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

ZYGO CORPORATION By: /s/ J. Bruce Robinson Name: J. Bruce Robinson, Title: President and CEO /s/ Carl A. Zanoni CARL A. ZANONI